Exhibit 10.1

SEPARATION AND GENERAL RELEASE AGREEMENT

This Separation and General Release Agreement (the “Agreement”) is entered into as of this 10th day of January, 2006 between Robert A. Boyce (“Executive”) and UAP Distribution, Inc. (“the Company”).

WHEREAS, Executive was employed as President, Verdicon at the Company; and

WHEREAS, the Company desires to terminate Executive’s employment with the Company, and Executive and the Company mutually desire to set forth the parties’ rights and obligations upon such termination.

NOW, THEREFORE, in consideration of the covenants, promises, releases, and payments set forth herein, Executive and the Company each agree to the following terms, conditions, and releases:

1. Termination. Executive’s employment with the Company and its parents, subsidiaries and affiliated businesses in any other capacity, is hereby terminated effective October 18, 2005 (the “Termination Date”). For purposes of clarity, Executive irrevocably resigns effective as of the Termination Date from each and every office and position (including, without limitation, as a director) he has held at any time with the Company, UAP Holding Corp. (“UAPH”), United Agri Products, Inc. (“UAP”), or any of their respective parents, subsidiaries or affiliates. Except as otherwise provided in this Agreement, all benefits of employment will cease as of the Termination Date.

2. Acknowledgement of Payment of all Wages. Except for those obligations arising out of this Agreement for which receipt has not been acknowledged, and except as expressly provided below in this Section 2, Executive acknowledges that he has received from the Company, UAPH, UAP, and each of their respective parents, subsidiaries, and affiliates, all amounts owed for his regular and usual salary (including, but not limited to, any severance, bonus, commissions, deferred compensation (including, without limitation, deferred UAPH stock) or other wages), incentive compensation (including, without limitation, under any and all equity incentive plans and agreements of or with the Company or UAPH including, without limitation, UAPH stock options, restricted stock, stock units, and stock appreciation rights), and benefits through the Termination Date (except for Executive’s base salary from the Company at his existing rate for the period from the start of pay period currently in effect through the Termination Date, and his accrued but unused vacation through the Termination Date of approximately 20 days, which will be paid by the Company in Executive’s final pay check on the next regularly scheduled Company pay date).

a.

Stock Options. As of the date of this Agreement, Executive holds vested options issued under the UAP Holding Corp. 2003 Stock Option Plan (the “Stock Option Plan”) which entitle Executive to acquire 332,483 shares of UAPH common stock (the “Stock Options”). Pursuant to Executive’s Nonqualified Stock Option Agreement dated as of November 23, 2003 (the “Option Agreement”), to the extent Executive desires to exercise such Stock Options he must do so before the 90th day following the Termination Date, or such options will terminate and become null and void and Executive will have no further rights with respect thereto or in respect thereof. For purposes of clarity and without limiting the generality of the first paragraph of this Section 2, Executive has no further rights or interests in or with respect to any stock options or other equity-based awards granted by the Company, UAP or UAPH other than such Stock Options and the deferred compensation payment referred to in Section 2.b below.

b.	Deferred Compensation. Executive is entitled to a distribution from the UAP Holding Corp. 2003 Deferred Compensation Plan (the “DCP”) on or as soon as reasonably practical after the Termination Date equal to 219,859 shares of UAPH common stock, subject to tax withholding.

c.	Restricted Stock Units. The restricted stock units awarded to Executive under the UAPH 2004 Long-Term Incentive Plan (the “LTIP”) shall terminate on the Termination Date and Executive shall have no further rights or interest in or with respect to such units; except that any dividend equivalents accumulated with respect to such units during 2005 and on or before the Termination Date shall be paid to Executive in January 2006 in accordance with the terms of the award.

d.

Restrictions on Sale of Stock and Other Provisions. Any shares of UAPH common stock that Executive may hold or in the future acquire (including, without limitation, upon exercise of the Stock Options or in connection with the benefit payment from the DCP referred to in Section 2.b above) are (except as expressly provided in Section 3.c below) subject to any and all resale and other restrictions set forth in the Management Incentive Agreement (“MIA”) to which Executive is a party, the Stock Option Plan, the DCP, and the UAPH insider trading policy, and any sale of such shares is further subject to compliance with all applicable laws and regulations (including, without limitation, Federal securities law requirements and insider trading restrictions). Executive agrees to satisfy any and all tax withholding obligations arising in connection with the exercise of the Stock Options and the benefit payment from the DCP as required or contemplated, as the case may be, by the applicable provisions of the Stock Option Plan, the DCP, and the MIA. Executive agrees that UAPH shall have no obligation (to issue or deliver any shares of its common stock or otherwise) in respect of an exercise of the Stock Options or the benefit payment from the DCP unless and until it has received in cash from Executive the amount of taxes required to be withheld with respect to such exercise or payment, as applicable, or Executive has otherwise entered into arrangements satisfactory with UAPH to provide for such withholding. From the date hereof through October 17, 2006, Executive agrees that any and all UAPH securities that he is otherwise permitted to sell and desires to sell must be sold to and through arrangements with Goldman Sachs and that he will not otherwise sell, assign, transfer, pledge or otherwise dispose of, alienate or encumber, either voluntarily or involuntarily, any UAPH securities or any interest therein (except a transfer upon his death to his estate or beneficiaries pursuant to his will or the laws of descent and distribution, which transferee shall take such securities subject to the same transfer restrictions). Any certificates UAPH issues representing shares of UAPH stock subject to the foregoing transfer restrictions will be legended, to the extent UAPH determines to be necessary or advisable, to evidence such limitations.

3. Consideration. Provided that Executive executes this Agreement, (i) is not in breach or default of this Agreement, and (ii) complies with all of his obligations under this Agreement, the Company agrees to do the following:

a.	Salary Continuation. The Company agrees to pay Executive a salary continuation as severance pay of TEN THOUSAND SEVEN HUNDRED SIXTY NINE DOLLARS AND TWENTY THREE CENTS ($10,769.23), less standard withholding and authorized deductions, bi-weekly in accordance with the Company’s usual pay practices for a period of thirty five (35) weeks commencing with the Termination Date (the “Salary Continuation Period”). For purposes of clarity, the maximum aggregate amount to be paid by the Company to Executive pursuant to this Section 2.a is ONE HUNDRED EIGHTY EIGHT THOUSAND FOUR HUNDRED SIXTY ONE DOLLARS AND FIFTY TWO CENTS ($188,461.52) (which reflects the total salary continuation for 35 weeks).

b.	Benefit Continuation. Executive will be offered COBRA in accordance with COBRA and the regulations thereunder. If Executive elects COBRA, during the Salary Continuation Period, his COBRA premiums shall be the same as the active rates for the coverage he had for himself and his covered dependents immediately prior to the Termination Date. For any period following the Salary Continuation Period during which the Executive remains covered by COBRA, he shall be required to pay 100% of the applicable COBRA premiums. In all cases, coverage will terminate at the earliest time permitted under COBRA.

c.	Exercise of Stock Options. UAPH has approved, as an exception to the restrictions on the transfer of UAPH securities set forth in Section 1.1 of the MIA, the sale by Executive in connection with the exercise of the Stock Options a sufficient number of shares of UAPH common stock to pay the exercise price of such Stock Options or to otherwise satisfy any applicable financing of such exercise price; provided that such sale of UAPH common stock must be made to and through arrangements with Goldman Sachs as contemplated by Section 2.d. Such exception shall take effect on the date that this Agreement becomes irrevocable by Executive pursuant to applicable law.

d.

Piggy Back Rights. In the event that one or more Non-Apollo Group Holders’ (as defined in the MIA) accounts under the DCP are distributed and able to be sold pursuant to Section 1.2(b) of the MIA, UAPH has approved, as an exception to the restrictions on transfer of UAPH securities set forth in Section 1.1 of the MIA, the sale by Executive pursuant to Article VII and Section 1.2(b) of the MIA, of that number of shares of UAPH common stock that the Executive would have been able to sell had Executive been an employee of UAP Distribution, Inc. on the date of such distribution. For the purposes of this paragraph, Executive will be considered to have an account under the DCP equal to that number of UAPH common stock directly attributable to his account under the DCP less (i) those shares of UAPH common stock previously released from the restrictions contained in Section 1.1 of the MIA pursuant to Section 1.2(e) of the MIA, and (ii) those shares of UAPH common stock available for sale pursuant to Section 1.2(c)(i) of the MIA, provided that such shares of common stock first shall be considered to be shares of UAPH common stock issued upon the exercise of Executive’s Stock Option, if Executive chooses to exercise his Stock Option, prior to decreasing the number of shares of UAPH common stock attributable to Executives account under the DCP as provided in this paragraph.

4. Release.

a. General Release. Except for obligations arising out of or created by this Agreement, Executive hereby acknowledges complete satisfaction of and hereby releases, absolves, discharges, and covenants not to sue the Company and its past and present parent, successors, assigns, subsidiaries, divisions, affiliated corporations, trustees, directors, officers, shareholders, agents, employees, representatives, attorneys and insurers (including, without limitation, UAP and UAPH) (collectively referred to herein as “Releasees”), from any and all claims, demands, liens, agreements, contracts, covenants, actions, suits, causes of action, wages, obligations, debts, expenses, attorneys’ fees, damages, judgments, penalties, orders and liabilities of whatever kind or nature in law, equity or otherwise, whether now known or unknown, suspected or unsuspected, and whether or not concealed or hidden, which Executive now has, had, or may have against said Releasees, or any of them, from the beginning of time through the date of this Agreement, including specifically but not exclusively and without limiting the generality of the foregoing, any and all claims, demands, liens, agreements, obligations, contracts, covenants, actions, suits, causes of action, wages, debts, expenses, attorneys’ fees, damages, judgments, orders, and liabilities: (1) arising out of or in any way connected with any transactions, occurrences, acts or omissions set forth, or facts alleged, in any and all charges, complaints, claims or pleadings filed by Executive against any Releasee prior to the date hereof with any city, county, state or federal agency, commission, office or tribunal whatsoever; (2) arising out of or relating in any way to Executive’s employment with and/or termination from the Company; or (3) arising out of or in any way connected with any transactions, occurrences, acts or omissions occurring prior to the date hereof, including specifically without limiting the generality of the foregoing, any claim under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act (“ADEA”), the Americans with Disabilities Act, or any claim for severance pay, bonus, sick leave, holiday pay, vacation pay, life insurance, health and medical insurance or any other fringe benefit, or disability.

b. Release of ADEA Claims: Executive expressly acknowledges and agrees that, by entering into this Agreement, Executive is waiving any and all rights or claims that he may have arising under the Age Discrimination in Employment Act of 1967, as amended, which have arisen on or before the date of execution of this Agreement. Executive also expressly acknowledges and agrees that:

i.	In return for this Agreement, Executive will receive consideration, i.e., something of value, beyond that to which he was already entitled before entering into this Agreement;

ii.	Executive is hereby advised in writing by this Agreement to consult with an attorney before signing this Agreement;

iii.	When given a copy of this Agreement, Executive was informed that he had 21 days within which to consider it; and

iv.	Executive was informed that he has seven (7) days following the date he executes the Agreement in which to revoke it.

c. Waiver of Unknown or Unsuspected Claims. This Agreement is intended to be effective as a general release of and bar to all claims as stated above. Executive acknowledges that he later may discover claims or facts in addition to or different from those which Executive now knows or believes to exist with respect to the subject matter of this Agreement and which, if known or suspected at the time of executing this Agreement, may have materially affected its terms. Nevertheless, Executive hereby waives any claims that might arise as a result of such different or additional claims or facts and waives any rights conferred by any statute relating to unknown or unsuspected claims.

5. Denial of Liability. This Agreement does not constitute an admission by the Company of any violation of federal, state or local law, ordinance or regulation or of any violation of the Company’s policies or procedures or of any liability or wrongdoing whatsoever. Neither this Agreement nor anything in this Agreement shall be construed to be or shall be admissible in any proceeding as evidence of liability or wrongdoing by the Company. This Agreement may be introduced, however, in any proceeding to enforce the Agreement. Such introduction shall be pursuant to an order protecting its confidentiality.

6. Workers’ Compensation. Executive warrants and represents that he has not suffered any workplace injury during his employment with the Company or any of its parents, subsidiaries, or affiliates. Executive warrants and represents that he has not filed a claim for workers’ compensation benefits with any state agency related to his employment with the Company or any of its parents, subsidiaries, or affiliates.

7. Warranty Regarding Non-Assignment. Executive warrants and represents that he has not assigned or transferred to any person not a party to this Agreement any released matter or any part or portion thereof. Executive shall defend, indemnify and hold the Company and each of the other Releasees harmless from and against any claim (including the payment of attorneys’ fees and costs whether or not litigation is commenced) based on or in connection with or arising out of any such assignment or transfer made, purported or claimed.

8. Termination of Relationship. Executive and the Company acknowledge that any employment or contractual relationship between them terminated on the Termination Date, and that they have no further employment or contractual relationship as of the date hereof except as may arise out of this Agreement and except for the Non-Integrated Documents to the extent provided in Section 15. Executive agrees that as of the Termination Date he was not a party to and had no rights under any other contract with any parent, subsidiary or other affiliate of UAP, except for the Non-Integrated Documents to the extent provided in Section 15.

9. Warranty Regarding Taxes. Executive shall be exclusively liable for the payment of any federal and state taxes which may be due as the result of the consideration received pursuant to and the other benefits contemplated by this Agreement. In addition, Executive hereby agrees fully to defend, indemnify and hold Releasees harmless from payment of taxes, interest, penalties, damages and/or attorneys’ fees that are incurred or required of them by any government agency at any time as the result of payment of the consideration set forth in and other benefits contemplated by this Agreement. Executive has not relied upon any advice from Releasees and/or their attorneys as to the taxability of the payment hereunder or other benefit contemplated hereby, whether pursuant to federal, state or local income tax statutes or otherwise. Executive acknowledges that Releasees and their respective attorneys and tax advisors do not make and have not made any representations regarding the taxability of any payment or other benefit to Executive, and Executive has not relied upon any representation or advice by Releasees or any of their respective attorneys and tax advisors.

10. Return of the Company Property and Information. Executive warrants and represents that he has returned to the Company, all property of the Company and its parents, subsidiaries, and affiliates, including but not limited to (i) any records reflecting Proprietary Information or copies thereof, whether or not originated by the Company or any of its parents, subsidiaries, or affiliates, and (ii) keys, tapes, cellular telephones, computers, electronic files or other materials. Records reflecting Proprietary Information include, but are not limited to, all memoranda, notes, records, reports, manuals, drawings, blueprints, customer lists, employee lists, investor lists, software programs, rolodexes, address books, notebooks, and any other documents of a confidential nature belonging to the Company, its parents, subsidiaries and affiliates, or any of them, or reflecting Proprietary Information of the Company, its parents, subsidiaries, and affiliates, or any of them, including all copies of such materials that Executive may have in his possession or under his control. Executive agrees to expunge any computer software and files containing the Proprietary Information of the Company, its parents, subsidiaries, and affiliates, or any of them, that are in electronic form from any personal computer, word-processor or other similar device that is within his possession and control regardless of whether it may be at home or otherwise. For purposes of this Agreement, “Proprietary Information” shall include the Company’s modes and methods of conducting its business and marketing activities, its trade secrets, customer lists, investor lists, vendor lists, copyrighted and non-copyrighted or non-protected computer software programs, techniques of operation, financial structure and information, inventions, improvements, technical developments, trademarks, designs, formulae, processes, computer programs, know-how, techniques, data, discoveries, copyrightable works, business plans and other information or documents regarding the business or technology of the Company, whether or not developed or created by the Company. Proprietary Information shall also include any of the above-described information with respect to any parent, subsidiary or affiliate of the Company.

11. Proprietary Information and Assignment. Executive acknowledges that by reason of his position with the Company and its affiliates, he has been given access to Proprietary Information. Executive represents that he has held all such information confidential and will continue to do so, and that he will not use such information for any purpose or otherwise disclose such information in any way without the express prior written consent of an officer of the Company, unless and to the extent that disclosure of such information is compelled by subpoena or other court order. Executive agrees to notify the General Counsel for the Company within a reasonable period of time after he has learned of such subpoena or other court order. For the purposes of this Agreement, “reasonable period of time” means sufficiently in advance of the date on which Executive must respond to such subpoena or other court order to allow the Company to intervene to challenge or quash such subpoena or other court order. Without limiting the generality of the foregoing, Executive shall remain bound by that certain Employee Agreement signed by Executive on June 18, 1990 (“Invention Agreement”), a copy of which is attached hereto as Exhibit A.

12. Nondisparagement. Executive agrees that he shall not make any disparaging remarks, or any remarks that could reasonably be construed as disparaging, orally or in writing, regarding the Company, its parent, subsidiaries, or affiliates, or any of their respective officers, directors, trustees, employees, affiliates, or shareholders in any manner that is intended to be harmful to them or their business, business reputation or personal reputation, including but not limited to statements to the public, the media and former and present employees of the Company, its parents, subsidiaries, and affiliates or causing anyone else to take any action or provide information including but not limited to statements to the public, the media and former and present employees of the Company, its parents, subsidiaries, and affiliates. Company agrees that it shall not make any disparaging remarks, or any remarks that could reasonably be construed as disparaging, orally or in writing, regarding the Executive in any manner that is intended to be harmful to him or his business, business reputation or personal reputation, including but not limited to statements to the public or the media or causing anyone else to take any action or provide information including but not limited to statements to the public or the media.

13. Soliciting Customers. Executive promises and agrees that he will not, for a period of one year after the Termination Date, influence or attempt to influence any customers of the Company or any of its parents, subsidiaries, or affiliates, either directly or indirectly, to divert their business to any business, individual, partnership, firm, corporation or other entity which is currently or at that particular point in time in competition with (or has plans to engage in business which would be in competition with) the business of the Company or any of its parents, subsidiaries, or affiliates. (For purposes of this Separation Agreement, a business in competition with the Company or any of its parents, subsidiaries, or affiliates will be deemed to include (without limiting any other business in competition with the Company or any of its parents, subsidiaries, or affiliates) any business which is engaged in the distribution of agricultural and non-crop inputs (including, without limitation, chemicals, seeds and fertilizers to growers and/or regional dealers), crop management, crop biotechnology advisory services, custom blending, crop inventory management, and/or custom applications of crop inputs, or any combination thereof, in the United States and/or Canada.) Executive acknowledges and agrees that this restriction is necessary in order for the Company and its parents, subsidiaries, and affiliates to preserve and protect its and their legitimate proprietary interest in the Proprietary Information to which Executive has had access.

14. Soliciting Employees. Executive promises and agrees that he will not, for a period of one year after the Termination Date, directly or indirectly solicit any employee of the Company or any of its parents, subsidiaries, or affiliates who earned annually $25,000 or more as an employee of such entity during the last six months of his or her own employment to work for any business, individual, partnership, firm, corporation or other entity.

15. Integration Clause. This Agreement (including the attached exhibits) constitutes and contains the entire agreement and final understanding concerning Executive’s employment with and termination from the Company and the other subject matters addressed herein between the parties. This Agreement is intended by the parties as a complete and exclusive statement of the terms of their agreement. Except as to the Non-Integrated Documents, this Agreement supersedes and replaces all prior negotiations and all agreements proposed or otherwise, whether written or oral, concerning the subject matter hereof. Any representation, promise or agreement not specifically included in this Agreement or the Non-Integrated Documents shall not be binding upon or enforceable against either party. This Agreement, along with the Non-Integrated Documents, is a fully-integrated agreement. The Non-Integrated Documents are the following: (1) the Invention Agreement; (2) the MIA, but only as to the Executive’s obligations thereunder, UAPH’s rights thereunder, and the applicable restrictions imposed thereunder on any shares of UAPH stock held by Executive; (3) the applicable provisions of the Stock Option Plan and the Option Agreement as to the Stock Options; (4) the applicable provisions of the DCP as to Executive’s benefit thereunder as referred to in Section 2.b; and (5) the applicable provisions of the LTIP and Executive’s Restricted Stock Unit Award Agreement as to the dividend equivalents payable to him in January 2006 as contemplated by Section 2.c.

16. Severability. If any provision of this Agreement or the application thereof is held invalid, the invalidity shall not affect other provisions or applications of the Agreement which can be given effect without the invalid provisions or application and to this end the provisions of this Agreement are declared to be severable.

17. Choice of Law. This Agreement shall be deemed to have been executed and delivered within the State of Texas, and the rights and obligations of the parties hereunder shall be construed and enforced in accordance with, and governed by, the laws of the State of Texas without regard to principles of conflict of laws.

18. Drafting of Agreement. Each party has cooperated in the drafting and preparation of this Agreement. Hence, in any construction to be made of this Agreement, the same shall not be construed against any party on the basis that the party was the drafter.

19. Counterparts. This Agreement may be executed in counterparts, and each counterpart, when executed, shall have the efficacy of a signed original. Photographic and facsimile copies of such signed counterparts may be used in lieu of the originals for any purpose.

20. Non-Waiver; Amendment. No waiver of any breach of any term or provision of this Agreement shall be construed to be, or shall be, a waiver of any other breach of this Agreement. No waiver shall be binding unless in writing and signed by the party waiving the breach. No modification of this Agreement shall be binding upon the party against which such modification is asserted unless signed in writing by that party.

21. Representation. In entering into this Agreement, the parties represent that they have obtained the advice of their attorneys, who are attorneys of their own choice, and that the terms of this Agreement have been completely read and explained to them by their attorneys, and that those terms are fully understood and voluntarily accepted by them. Executive represents and acknowledges that he is not required, nor has he been encouraged, to purchase or sell any shares of UAPH stock, or to exercise or exercise any options, and that if he chooses to sell shares of UAPH stock to cover tax withholding obligations or the exercise price of any options (to the extent he is otherwise permitted to do so), and if he chooses to exercise any options, he does so at his own discretion.

22. Warranty of No Pending Actions. Executive represents and agrees that he has neither filed nor authorized the filing on his behalf of any claims against any of the Releasees with any state, federal, or local agency or court or in any other forum or tribunal with respect to anything that has happened up through the date of this Agreement. Should any government agency or other third party pursue any actions or other claims on Executive’s behalf, Executive hereby agrees to waive any right to recovery or monetary award from such actions or proceedings, except to the extent, if any, such waiver is prohibited by law.

23. Cooperation. All parties agree to cooperate fully and to execute any and all supplementary documents and to take all additional actions that may be necessary or appropriate to give full force to the basic terms and intent of this Agreement and which are not inconsistent with its terms.

24. Business Assistance. During the Salary Continuation Period, Executive agrees to make himself reasonably available to the Company, without additional payment, to provide assistance and information to the Company concerning any Company matter of which he is knowledgeable as a result of his employment with the Company.

25. Litigation Assistance. Executive agrees to notify the Company’s General Counsel within a reasonable period of time after he has learned of any subpoena or other court order seeking to compel his testimony in any proceeding involving the Company. Executive also agrees to cooperate with the Company in any actual or threatened litigation that arises against or brought by the Company that relates to, or involves, Executive’s employment with the Company, including but not limited to participating in interviews with the Company’s counsel to assist the Company in any such litigation. Executive shall not assist, cooperate or otherwise participate in the assertion of any claims of any kind against the Company by any other person or entity, provided, however, that it shall not be a breach of this provision for Executive to testify truthfully if compelled by subpoena or other court order.

26. Headings. The headings in this Agreement are for convenience of reference only and shall not define or limit any of the terms or provisions of this Agreement.

27. Attorneys’ Fees. If either party commences any litigation or other legal proceedings relating to or to interpret or enforce the terms of this Agreement, the substantially prevailing party, in addition to any other relief awarded by the court, shall be awarded its reasonable attorneys’ fees, costs and expenses incurred in such proceeding.

28. Third Party Beneficiaries. UAPH, UAP and each of the other Releasees are third party beneficiaries of this Agreement.

[Signatures to follow on next page.]

I have read the foregoing Agreement. I accept and agree to the provisions it contains and hereby execute it voluntarily with full understanding of its consequences.

“Executive”

ROBERT A. BOYCE

Dated: 1/10/06	/S/ ROBERT A. BOYCE

“The Company”

UAP DISTRIBUTION, INC.

Dated: 1/10/06	By:	/S/ KENT MCDANIEL
	Its:	VICE PRESIDENT

ACKNOWLEDGMENT AND WAIVER

I, Robert A. Boyce, hereby acknowledge that I was given 21 days to consider the foregoing Agreement and voluntarily chose to sign the Agreement prior to the expiration of the 21-day period.

I declare under penalty of perjury under the laws of the State of Texas that the foregoing is true and correct.

EXECUTED this 10 day of January 2006, at Dallas County, Texas.

/S/ ROBERT A. BOYCE